Exhibit (g)(4)

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment is entered into as of August 1, 2019 (the “Amendment”), by and between NORTHERN FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Fund”) and THE NORTHERN TRUST COMPANY, a Illinois corporation (the “Custodian”).

WHEREAS, the Fund and the Custodian are party to a Custody Agreement, dated as of June 30, 2014 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Custody Agreement”), wherein the Custodian agreed to provide certain services to the Fund; and

WHEREAS, in addition to the provisions contained in the Custody Agreement, effective as of the date hereof, the Fund and the Custodian wish to make certain amendments to the Custody Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Custody Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	Section 5 (Compensation) to the Custody Agreement is hereby amended by replacing clause (a) of such section with the following:

(a)    The Fund will compensate the Custodian for its services rendered under this Agreement in accordance with the fees as agreed upon from time to time in writing between the Custodian and the Fund. Such Fee Schedule does not include out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately.

(b)	Schedule C (Fee Schedule) to the Custody Agreement is hereby amended by deleting it in its entirety and each reference thereto in Section 5 (Compensation) is hereby removed.

3.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

4.    EFFECT OF AMENDMENT. All other terms and conditions set forth in the Custody Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Custody Agreement in the Custody Agreement and all schedules thereto shall mean and be a reference to the Custody Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, each of the Fund and the Custodian has caused this Amendment to be signed and delivered by its duly authorized representative as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Michelle Roblee
Name:	Michelle Roblee
Title:	Senior Vice President